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                                                                      EXHIBIT 11


                               AHL SERVICES, INC.

                        COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER-SHARE DATA)
                                   (UNAUDITED)


                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                         -------------------------------
                                                             2001                2000
                                                         ------------         ----------

Income (loss) applicable to common stock:
  Income (loss) from operations                          $     (1,334)        $    2,360
  Loss from discontinued operations, net of taxes                  --             (2,071)
                                                         ------------         ----------
  Net income (loss)                                      $     (1,334)        $      289
                                                         ============         ==========


Weighted average shares:
 Common shares                                                 15,386             16,475
 Common share equivalents applicable to
   potentially dilutive stock options outstanding                  --                632
                                                         ------------         ----------
Weighted average common and common
   equivalent shares outstanding during
   the period                                                  15,386             17,107
                                                         ============         ==========

Per share amount:
  Income (loss) from operations:
       Basic                                             $      (0.09)        $     0.14
                                                         ============         ==========
       Diluted                                           $      (0.09)        $     0.14
                                                         ============         ==========
Loss from discontinued operations, net of taxes
       Basic                                             $         --         $    (0.12)
                                                         ============         ==========
       Diluted                                           $         --         $    (0.12)
                                                         ============         ==========
 Net income (loss):
       Basic                                             $      (0.09)        $     0.02
                                                         ============         ==========
       Diluted                                           $      (0.09)        $     0.02
                                                         ============         ==========


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